EXHIBIT 99.1

FOR MORE INFORMATION CONTACT:
Investors:                                  Media:
Jayne L. Cavuoto-Krafchik                   Drew Biondo
Director of Investor Relations              Director of Corporate Communications
(516) 812-8217                              (516) 812-8208
jcavuoto@deltafinancial.com                 dbiondo@deltafinancial.com


              DELTA FINANCIAL REPORTS RECORD THIRD QUARTER RESULTS
                   REVISES FULL YEAR 2003 EPS ESTIMATE UPWARD


      WOODBURY, NY, October 30, 2003 - Delta Financial Corporation (Amex: DFC) a specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans, today reported net income for the three months ended September 30, 2003 of $41.6 million, or $2.24 per diluted share, compared to $0.39 per diluted share for the comparable period in 2002.

      Net income was favorably impacted by an income tax benefit of $30.5 million or $1.64 per diluted share. Total revenues for the quarter ended September 30, 2003 increased to $35.9 million from $21.8 million, a 65 percent increase from the third quarter of last year. Total diluted shares for the quarters ended September 30, 2003 and September 30, 2002 were 18.6 million and
17.1 million, respectively.

      As described in more detail below, the Company has included in this press release a Non-GAAP presentation of earnings in addition to actual earnings to provide a more meaningful comparison to prior period results. The Non-GAAP presentation excludes income produced by the reversal of the valuation allowance in the third quarter of 2003 and a special tax benefit in the third quarter of 2002, as well as expenses related to a change in the Company's effective tax rate recorded in the third quarter of 2003.

THIRD QUARTER HIGHLIGHTS

o Record loan originations of $524.8 million, represented a sequential increase of 51% over Q2 03, and a year-over-year increase of 145% over Q3 02.

o Non-GAAP net income increased by 142% and Non-GAAP diluted EPS grew by 127% year-over-year from Q3 02 (as described below in the Non-GAAP Reconciliation Table).

o  Revenues were 65% higher than one year ago in Q3 02.

o  Approximately  96.5% of third quarter 2003 total revenues were cash revenues.



                                       1


o Direct cost to originate as a percentage of loan production decreased year-over-year by 38%, to 1.8% from 2.9% in Q3 02.

o The Company sold three of its excess cashflow certificates for $10.2 million, representing a slight premium to their carrying value.

o  The Company completed a $435 million asset-backed securitization.

POST-QUARTER HIGHLIGHTS

o Today, Delta will redeem all of its outstanding 9.5% senior notes due 2004, in the aggregate principal amount of $10.8 million, eliminating all of the Company's unsecured long-term debt.

o In October, Delta increased its warehouse capacity (from its existing warehouse providers) from $400 million to $500 million and reduced its funding costs.

      The Company's Non-GAAP net income for the three months ended September 30, 2003 was $10.9 million, or $0.59 per diluted share for the three months ended September 30, 2003, an increase of 142 percent over the $4.5 million, or $0.26 per diluted share, for the comparable period last year. Non-GAAP earnings guidance for the year would have been in the range of $2.05 to $2.15 per diluted share, an increase from the previously stated earnings guidance of $1.75 per diluted share. The increase reflects better than anticipated loan originations in the second half of 2003 and takes into account compression of our net interest margin due to volatility, interest rates and spreads - including seasonally higher spreads in the fourth quarter securitization market historically demanded by asset-backed investors.

      Hugh Miller, President and Chief Executive Officer, stated, "Our strong bottom line results reflect continued demand from asset-backed investors for our mortgage products, record loan origination levels, and cost efficiencies recognized through the use of our proprietary loan origination technology. However, as expected and explained in our last quarterly release, our results were also impacted by compression of the net interest spread we earned in our third quarter securitization."

      "In addition, the results illustrate our ability to grow in a changing interest rate environment. Since approximately 80 percent of our customers are using the equity in their homes to either consolidate their debt or access capital, they tend to be less sensitive to rising rates, as our mortgage products typically present a more financially attractive alternative to the consumer. With a growing consumer debt market, we believe there will continue to be strong demand for our lower interest rate solution to high interest rate debt obligations," added Miller.

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      For the nine months ended  September  30, 2003,  the Company  reported net income of $60.0 million, or $3.21 per diluted share, which was also favorably impacted by the income tax benefit of $30.2 million or $1.63 per diluted share. Non-GAAP net income for the nine months increased by 174 percent to $29.3 million, or $1.55 per diluted share, compared to $10.7 million, or $0.63 per diluted share, for the same period one year ago.

      Total revenue for the nine months ended September 30, 2003 increased to $96.5 million from $63.0 million, a 53 percent increase from the same period last year. Total diluted shares for the nine months ended September 30, 2003 and September 30, 2002 were 18.5 million and 17.0 million, respectively.

      Over the past six quarters, approximately 93.2 percent of the Company's total revenues have been comprised of cash. The balance of Delta's revenue that is non-cash is comprised of the excess cashflow certificates it retains, where cash flows are received over time, not upfront at the time these certificates are recorded as revenue. In the third quarter 2003, 96.5 percent of Delta's total revenues were cash revenues.

LOAN ORIGINATIONS

      Delta originated a record $524.8 million of mortgage loans in the third quarter 2003, a 145 percent increase over the $214.4 million of mortgage loans originated during the comparable period last year and a 51 percent increase over the $348.2 million mortgage loans originated in the second quarter of 2003.

      Mr. Miller commented, "Our record loan origination volume this quarter is predominantly a product of an increase in the number of account executives and loan officers, continued enhancements to our technology and our improved customer service levels. In addition, the magnitude of our increase in loan production was bolstered by our capturing additional business from the "Alt-A" market as our mortgage rates, in some cases, were lower than those of traditional lenders."

      Mr. Miller further stated, "We have a business model that is proving itself to be successful, enabling us to grow our originations over 140 percent year-over-year, even as we have improved our loan credit quality. Despite our fairly significant growth, our loan production to date represents only a very small portion of the overall non-conforming market, creating a

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significant opportunity for us to continue to grow loan originations and capture additional market share. We intend to continue to take financial and operational measures to capture these opportunities and, to that end, we plan to expand two more retail origination centers by the end of 2003 and increase the number of loan officers and account executives by 25 percent over the next six months. Furthermore, we plan on increasing our wholesale presence in the Midwest and the New England area."

      Miller concluded, "Since technology has been instrumental to our growth, we will continue our focus and investment in that area to further reduce the cost and time associated with the loan origination process. By the end of 2003, we expect to be the first non-conforming mortgage company to have all our origination processes on one platform, Click and Close(TM), which we believe will result in an even more efficient and profitable loan origination program."

LOAN DISTRIBUTION CHANNELS

      During the third quarter of 2003, wholesale and retail loan originations represented 60 percent and 40 percent, respectively, of Delta's total loan production, compared to 59 percent and 41 percent for the same period last year. Wholesale production from Delta's network of independent brokers for the third quarter 2003 grew 148 percent over the comparable period in 2002. Delta's retail loan production for the third quarter 2003 increased 139 percent over the same period in 2002.

NON-GAAP PRESENTATION

      At September 30, 2003, the Company reversed a deferred tax asset valuation allowance which it established in 2000. Management and the Audit Committee of the Board of Directors believed that the reversal was appropriate at this time in light of the Company's eight consecutive quarters of profitability and positive cash flow, coupled with the impending retirement of all its long-term unsecured debt. As described in the Company's recent press releases and securities filings, Delta has recorded minimal taxes in its results of operations over the prior seven quarters - from the fourth quarter of 2001 through the second quarter of 2003 - as a result of the valuation allowance against the Company's deferred tax asset, which was primarily generated by net operating losses ("NOLs") in 2000 and 2001. Also described by the Company in its previous releases and filings, the reversal of the valuation allowance has two significant effects:

                                       4

   o First, the Company has recorded additional income equal to the amount of the valuation allowance reversal in the third quarter (which was partially offset by a change in our effective tax rate) reflected in its income tax line item.

   o Second, going forward, the Company's financial statements will reflect an effective income tax rate of 39%, even though it expects to continue to pay only minimal cash taxes (either alternative minimum tax ("AMT") or excess inclusion income tax, as well as minimal state taxes) until its net operating losses are fully utilized.

      Because the foregoing effects of the reversal may make it difficult for investors to make a meaningful period-over-period comparison, the Company has provided a Non-GAAP presentation in addition to actual results to assist its investors. The Non-GAAP presentation excludes income produced by the reversal of the valuation allowance in the third quarter of 2003 and a special tax benefit in the third quarter of 2002, as well as expenses related to a change in our effective tax rate recorded in the third quarter of 2003.


                     NON-GAAP EARNINGS RECONCILIATION TABLE
                     --------------------------------------
                 (DOLLARS IN THOUSANDS , EXCEPT PER DILUTED EPS)
                 -----------------------------------------------

                                                Three Months Ended      Nine Months Ended

                                                  2003       2002         2003      2002
                                                -----------------------------------------

Net income, as reported                         $ 41,595    6,698        59,993    12,915
      Less: income tax benefit                   (30,455)  (2,136)      (30,152)   (1,884)
   Less:  AMT/Excess Inclusion Income Tax           (268)     (64)         (571)     (316)
Non-GAAP net income                             $ 10,872    4,498        29,270    10,715

DILUTED EPS:
------------
Net income per diluted share, as reported       $   2.24     0.39          3.21      0.76
Non-GAAP EPS                                        0.59     0.26          1.55      0.63

SECONDARY MARKETING (SECURITIZATION AND LOAN SALES)

      In the third quarter, Delta completed a $435 million senior-subordinate securitization structure under its Renaissance mortgage shelf and issued a NIM note (net interest margin note backed by the excess cashflow certificate received from the securitization). Similar to the structure of Delta's four most recent securitizations, this securitization contained a pre-funding feature under which Delta delivered approximately $350 million of mortgage loans to the securitization trust in the third quarter, and delivered the remaining mortgage loans in October

                                       5

2003. This structure is designed to reduce execution and interest rate risk on the additional loans delivered to the securitization trust in the ensuing quarter, which the Company would otherwise seek to securitize or sell later in that quarter. Delta also sold approximately $12.2 million of mortgage loans on a whole-loan basis during the third quarter and delivered approximately $98 million of mortgage loans relating to its second quarter securitization in July.

      The following table summarizes the Company's gain on sale of mortgage loans from securitization and whole loan sales consummated and delivered in the three months ended September 30, 2003 and 2002:

                                                     SEPTEMBER 30, 2003    SEPTEMBER 30, 2002
                                                     ------------------    ------------------
Securitized loans delivered to trust (in millions)        $ 448.2               $200.0
Total cash premium, net of related expenses                  5.0%                 6.4%
Excess cashflow certificate (1)                              0.2%                 1.0%

Whole loan sales (in millions)                              $12.2                $18.5
Total cash premium, net of related reserve                   5.5%                 4.9%

Total Gain on Sale:
Total securitization and loan sales (in millions)          $460.4               $218.5
Total cash premium, net of related expenses and reserve      5.0%                 6.3%
Excess cashflow certificate (1)                              0.2%                 0.9%
  Total Gain on Sale                                         5.2%                 7.2%


(1) THE COMPANY DID NOT RECORD AN EXCESS CASHFLOW CERTIFICATE ON ITS $435 MILLION 3RD QUARTER 2003 SECURITIZATION DUE TO THE SECURITIZATION STRUCTURE IT UTILIZED TO MAXIMIZE CASH REVENUES. THE 0.2% EXCESS CASHFLOW CERTIFICATE ABOVE REPRESENTS THE EXCESS CASHFLOW CERTIFICATE RECORDED ON THE LOANS DELIVERED TO THE SECURITIZATION TRUST IN JULY 2003 RELATING TO ITS SECOND QUARTER 2003 SECURITIZATION.

DILUTED SHARE COUNT

      The eight percent and nine percent increase in the Company's diluted weighted-average number of shares outstanding for the three and nine months ended September 30, 2003 over the respective comparable periods in the prior year, was primarily the result of the dilutive effect of warrants and employee stock options the Company had issued in prior periods. However, the diluted shares in the third quarter of 2003 were lower than the second quarter of 2003. Under the treasury stock method, warrants and employee stock options become dilutive (I.E., increase the number of diluted shares outstanding) when their exercise price is below the then market price of the common stock. The greater the difference between the exercise price and market price, the

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greater the dilution.  Accordingly,  the  significant  increase in Delta's stock price over the past several months - from $1.10 on December 31, 2002 to $6.42 on September 30, 2003 - was the primary cause of the increased dilution.

FACTORS THAT MAY IMPACT EARNINGS GUIDANCE

      The earnings guidance given in this release speaks only as of a given point in time and is necessarily based upon numerous assumptions that may not prove valid in the future. The Company hereby disclaims any obligation to update the guidance at any future date. The process of determining quarterly earnings involves, among other things, assumptions regarding the Company's future loan production, securitization execution, interest rates, availability of funding at favorable terms and conditions, loan prepayment rates, delinquency and default rates, costs associated with litigation and regulatory compliance and general economic conditions. Therefore, any assumptions that are imbedded in current earnings guidance are just current estimates that are subject to significant potential revisions based upon the facts and circumstances which may exist at future period ends.

ABOUT THE COMPANY

Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily secured by first mortgages on one- to four-family residential properties. Delta originates home equity loans primarily in 26 states. Loans are originated through a network of approximately 1,500 brokers and the Company's retail offices. Since 1991, Delta has sold approximately $8.8 billion of its mortgages through 37 securitizations.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release, which are not historical fact, may be deemed to be "forward-looking" statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our expectations as to future earnings and business prospects, interest rates, broker and retail loan production and loan performance. There are many important factors that could cause Delta Financial Corporation and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to the availability of funding at favorable terms and conditions, including without limitation, warehouse, residual and other credit facilities; the Company's ability or inability to continue to access the securitization and whole loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs associated with litigation, the Company's regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or

                                       7

otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for Delta Financial Corporation and its subsidiaries' services, and other risks identified in Delta Financial Corporation's filings with the Securities and Exchange Commission. Delta hereby disclaims any obligation to update or revise any of the forward-looking information contained in this press release at any future date.

                  DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       THREE MONTHS ENDED NINE MONTHS ENDED
                                                SEPTEMBER 30,               SEPTEMBER 30,
                                             2003         2002            2003         2002
                                            -------      -------         -------      -------
REVENUES
  Net gain on sale of mortgage loans     $   24,006      15,716           66,522      42,779
  Interest                                    3,516       2,267            9,735       9,394
  Net origination fees and other income       8,368       3,840           20,264      10,871
                                            -------     -------         --------    --------
      Total revenues                         35,890      21,823           96,521      63,044
                                            -------     -------         --------    --------
EXPENSES
  Payroll and related costs                  16,780      10,211           43,469      29,987
  Interest expense                            1,373       1,223            3,848       4,239
  General and administrative                  6,597       5,827           19,363      17,787
                                            -------     -------        ---------     -------
      Total expenses                         24,750      17,261           66,680      52,013
                                            -------     -------        ---------     -------

Income before income
   tax benefit                               11,140       4,562           29,841      11,031
Income tax benefit                          (30,455)     (2,136)         (30,152)     (1,884)
                                           ---------    --------       ---------    ---------
      Net income                        $    41,595       6,698           59,993      12,915
                                           =========    ========       =========    =========


PER SHARE DATA:
Basic -weighted average number of
  shares outstanding                       16,283,420    15,904,049    16,132,909   15,892,012
                                           ==========    ==========    ==========   ==========

Diluted -weighted average number of
  shares outstanding                       18,552,374    17,112,868    18,463,980   16,996,217
                                           ==========    ==========    ==========   ==========

Net income applicable to common shares   $     41,595         6,698     59,297(1)       12,915
                                           ==========    ==========    ==========   ==========

Basic - net income per share             $       2.55          0.42         3.68          0.81
                                           ==========    ==========    ==========   ==========

Diluted - net income per share           $       2.24          0.39         3.21          0.76
                                           ==========    ==========    ==========   ==========


(1) After the required dividend payment of $695,780 in the aggregate to holders of the Company's Preferred Series A stock in June 2003.


                                       9


                  DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED AND CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                           SEPTEMBER 30,        DECEMBER 31,
                                                               2003                2002
                                                           ------------       -------------
                                                           (UNAUDITED)          (AUDITED)
ASSETS:
Cash and interest-bearing deposits                          $    3,893             3,405
Loans held for sale, net                                       135,630            33,984
Excess cashflow certificates, net                               19,566            24,565
Deferred tax asset                                              35,743             5,600
Other assets                                                     7,633             5,990
                                                            ----------          --------
   Total assets                                             $  202,465            73,544
                                                            ==========          ========

LIABILITIES:
Warehouse financing and other borrowings                    $   84,372            16,352
Senior notes                                                    10,757            10,844
Other liabilities                                               18,264            16,851
                                                            ----------          --------
   Total liabilities                                           113,393            44,047
                                                            ----------          --------

STOCKHOLDERS' EQUITY:                                           89,072            29,497
                                                            ----------          --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY:                $   202,465            73,544
                                                           ===========          ========



                                             ###




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